      As filed with the Securities and Exchange Commission on May 24, 2002

                                                      Registration No. 333-76488

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                         POST-EFFECTIVE AMENDMENT NO. 1
                             ON FORM S-8 TO FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                            D&E COMMUNICATIONS, INC.
               (Exact name of company as specified in its charter)

                PENNSYLVANIA                                  23-2837108
(State or Other Jurisdiction of Incorporation              (I.R.S. Employer
               or Organization)                           Identification No.)



            124 EAST MAIN STREET
                P.O. BOX 458                                   17522-0458
                EPHRATA, PA
   (Address of principal executive offices)                    (Zip Code)


              CONESTOGA ENTERPRISES, INC. 1999 STOCK OPTION PLAN
                           (Full title of the plan)

                                ANNE B. SWEIGART
                             CHAIRMAN AND PRESIDENT
                            D&E COMMUNICATIONS, INC.
                              124 EAST MAIN STREET
                                  P.O. BOX 458
                        EPHRATA, PENNSYLVANIA 17522-0458
                   (name and address of agent for service)
                                 (717) 733-4101
        (telephone number, including area code, of agent for service)

                         Copies of communications to:
                                 TIMOTHY MAXWELL
                               RICHARD B. ALDRIDGE
                           MORGAN, LEWIS & BOCKIUS LLP
                               1701 MARKET STREET
                      PHILADELPHIA, PENNSYLVANIA 19103-2921
                                 (215) 963-5000


      This Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement amends the Registration Statement on Form S-4 (No. 333-76488) of D&E Communications, Inc. ("D&E") declared effective on April 24, 2002 and relates to 363,640 shares of D&E's common stock (the "Plan Shares") that D&E may issue under the Conestoga Enterprises, Inc. 1999 Stock Option
      Plan (the "Plan"). The Plan and all outstanding options granted under the plan were assumed by D&E upon the effective time of its acquisition of Conestoga Enterprises, Inc. on May 24, 2002. The registration fees in respect of the Plan Shares were paid at the time of the original filing of the Registration Statement on Form S-4, which registered 9,830,708 shares, including the Plan Shares. In addition, pursuant to Rule 416(a), this Registration Statement relates to an indeterminate number of shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the terms of the plan.

                                EXPLANATORY NOTE


      D&E hereby amends its Registration Statement on Form S-4 (No. 333-76488) by filing this Post-Effective Amendment No.1 on Form S-8 relating to the sale of up to 363,640 shares of common stock that D&E may issue upon the exercise of options to purchase common stock granted pursuant to the Conestoga Enterprises, Inc. 1999 Stock Option Plan (the "Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Post-Effective Amendment also covers an indeterminate number of shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the terms of the plan.


      On May 24, 2002, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of January 9, 2002 (the "Merger Agreement"), among D&E, Conestoga Enterprises, Inc. ("Conestoga") and D&E Acquisition Corp. ("D&E Acquisition"), Conestoga and D&E Acquisition merged. As a result of the merger, Conestoga became a wholly-owned subsidiary of D&E and each share of Conestoga common stock issued and outstanding immediately prior to the merger was converted into the right to receive either cash, shares of D&E common stock or a combination of cash and shares of D&E common stock. In addition, in the merger, D&E assumed the Plan and each option granted pursuant to the Plan became an option to purchase D&E common stock.

      This Post-Effective Amendment relates only to the shares of D&E common stock issuable on the exercise of stock options under the Plan and is the first Post-Effective Amendment to the Form S-4 filed with respect to such shares.

                                     PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.


         The following documents filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by D&E are incorporated by reference in this Post-Effective Amendment No.1 on Form S-8 to Form S-4 Registration Statement and made a part hereof:


         1. Annual Report on Form 10-K for the year ended December 31,
2001 as filed with the Commission on March 27, 2002 and amended on April 24, 2002;

         2. Quarterly Report on Form 10-Q for the period ended March 31, 2002 as filed with the Commission on May 15, 2002;


         3. Current Reports on Form 8-K filed with the Commission on January 9, 2002, April 15, 2002 and May 1, 2002 and Current Report on Form 8-K/A as filed with the Commission on May 2, 2002; and


         4. The description of D&E's common stock under the caption "Description of Registrant's Securities to be Registered" set forth in D&E's registration statement on Form 8-B12G filed with the Commission on May 13, 1996 to register such securities under the Exchange Act.

      All reports and other documents subsequently filed by D&E pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports or other documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of the Registration Statement except as so modified and any statement so superseded shall not be deemed to constitute a part of this Registration Statement.

                                   EXPERTS

      The consolidated financial statements incorporated in this Registration Statement by reference to D&E's Annual Report on Form 10-K/A for the year ended December 31, 2001, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

ITEM 4.       DESCRIPTION OF SECURITIES.

Not Applicable

ITEM 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended

(the "PBCL") provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she is determined by the board of directors, or in certain circumstances by independent legal counsel to the shareholders, to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason to believe his conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification. In any case, to the extent that the person has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Subchapter D of Chapter 17 of the PBCL also provides that the indemnification permitted or required thereby is not exclusive of any other rights to which a person seeking indemnification may be entitled.

      As permitted by the PBCL, D&E's Amended and Restated Articles of Incorporation (the "Articles") provide that D&E shall indemnify and hold harmless to the full extent not prohibited by law, as the same exists or may hereafter be amended, interpreted or implemented (but, in the case of any amendment, only to the extent that such amendment permits D&E to provide broader indemnification rights than D&E is permitted to provide prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is otherwise involved in (as a witness or otherwise) any threatened, pending or completed claim, action, suit, or proceeding, whether civil, criminal, administrative, investigative or other and whether or not by or in the right of the corporation or otherwise (hereinafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the heir, executor, or administrator, is or was a director or officer of D&E or is or was serving at the request of D&E as a director, officer, employee, fiduciary, trustee or other representative of another corporation or of a partnership, joint venture, trust or other enterprise (including without limitation service with respect to employee benefit plans), or where the basis of such proceeding is any alleged action or failure to take any action by any such of the foregoing persons while acting in an official capacity as a director or officer of D&E or in any other capacity on behalf of D&E while such person is or was serving as a director or officer of D&E, against all expenses, liability and loss, including but not limited to attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement whether with or without court approval, actually incurred or paid by such person in connection therewith. Such indemnification includes the right to be paid by D&E the expenses incurred in defending any such proceeding (or part thereof) or in enforcing his or her indemnification rights under the Articles in advance of the final disposition thereof promptly after receipt by D&E of a request therefor stating in reasonable detail the expenses incurred, subject to certain conditions to the extent required by law. Persons who are not directors or officers of D&E may be similarly indemnified in respect of service to D&E, or to another such entity at the request of D&E, to the extent the board of directors designates. Under the PBCL, indemnification pursuant to this provision of the Articles is not permitted in any case in which the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. There may be other circumstances where indemnification may not be permitted as a matter of public policy.

      The Articles also provide that to the fullest extent that the laws of the Commonwealth of Pennsylvania, as now in effect or as hereafter amended, permit elimination or limitation of the liability of directors, no director of D&E shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director. Under Section 1713 of the PBCL, the personal liability of a director may not be eliminated or limited if: (1) the director has breached or failed to perform the duties of his office under Subchapter B of Chapter 17 of the PBCL (relating to the fiduciary duties of directors); and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Furthermore, this limitation on the personal liability of directors of D&E does not apply to: (1) the responsibility or liability of a director pursuant to any criminal statute; or (2) the liability of a director for the payment of taxes pursuant to local, state or federal law.

      The Articles also provide that D&E may purchase and maintain insurance on behalf of any person who is or was a director or officer or representative of D&E, or is or was serving at the request of D&E as a representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not D&E has the power to indemnify such person against such liability under the laws of this or any other state. D&E may create a fund, of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations arising under the Articles or otherwise.


      D&E and its subsidiaries carry insurance for their officers and directors against certain liabilities which they might incur as directors or officers of D&E or of any other organization which they serve at D&E's request, including certain liabilities under the Securities Act.



      Insofar as indemnification by D&E for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of D&E pursuant to the foregoing provisions, D&E has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable

ITEM 8.       EXHIBITS.

        EXHIBIT
         NUMBER    EXHIBIT
         ------    -------
           4.1     Amended and Restated Articles of Incorporation (1)
           4.2     By-laws (2)
           5.1     Opinion of Morgan, Lewis & Bockius LLP*
          23.1     Consent of PricewaterhouseCoopers LLP
          23.2     Consent of PricewaterhouseCoopers SpA
          23.3     Consent of Morgan, Lewis & Bockius LLP*
          99.1     Conestoga Enterprises, Inc. 1999 Stock Option Plan

*Previously filed with the Registration Statement on Form S-4.

-------------
(1) Incorporated herein by reference from Exhibit A to D&E's definitive proxy statement for its 1997 Annual Meeting of Shareholders filed April 2, 1997.

(2) Incorporated herein by reference from Exhibit 3.2 to D&E's Registration Statement on Form 10 filed by D&E on April 30, 1993.


ITEM 9.  UNDERTAKINGS.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ephrata, Commonwealth of Pennsylvania on May 24, 2002.



                                          D&E COMMUNICATIONS, INC.


                                          By: /s/ Thomas E. Morell
                                              -----------------------------
                                              Name:   Thomas E. Morell
                                              Title:  Vice President, Chief
                                                      Financial Officer and
                                                      Treasurer


      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Name                              Title                      Date
      ----                              -----                      ----
                  *                     Chairman of the Board and  May 24, 2002
      -----------------------           President
      Anne B. Sweigart


                  *                     Vice Chairman of the       May 24, 2002
      -----------------------           Board and Senior
      Robert M. Lauman                  Executive Vice President


                  *                     Chief Executive Officer    May 24, 2002
      -----------------------           (Principal Executive
      G. William Ruhl                   Officer) and Director


                  *                     Vice President, Chief      May 24, 2002
      -----------------------           Financial Officer and
      Thomas E. Morell                  Treasurer (Principal
                                        Financial Officer and
                                        Principal Accounting
                                        Officer)


                  *                     Vice President, Secretary  May 24, 2002
      -----------------------           and Director
      W. Garth Sprecher

                  *                     Director                   May 24, 2002
      -----------------------
      D. Mark Thomas


                  *                     Director                   May 24, 2002
      -----------------------
      Paul W. Brubaker


                  *                     Director                   May 24, 2002
      -----------------------
      Ronald E. Frisbie


                  *                     Director                   May 24, 2002
      -----------------------
      John Amos


                  *                     Director                   May 24, 2002
      -----------------------
      Thomas H. Bamford


                  *                     Director                   May 24, 2002
      -----------------------
      Robert A. Kinsley


      -----------------------           Director
      Jean M. Ruhl


                  *                     Director                   May 24, 2002
      -----------------------
      Steven B. Silverman

      *By: /s/ Thomas E. Morell
           --------------------
           Thomas E. Morell
           as attorney-in-fact.

                                INDEX TO EXHIBITS

         EXHIBIT
         NUMBER    EXHIBIT
         ------    -------
           4.1     Amended and Restated Articles of Incorporation (1)
           4.2     By-laws (2)
           5.1     Opinion of Morgan, Lewis & Bockius LLP*
          23.1     Consent of PricewaterhouseCoopers LLP
          23.2     Consent of PricewaterhouseCoopers SpA
          23.3     Consent of Morgan, Lewis & Bockius LLP*
          99.1     Conestoga Enterprises, Inc. 1999 Stock Option Plan

*Previously filed with the Registration Statement on Forms S-4.

-------------
(1) Incorporated herein by reference from Exhibit A to D&E's definitive proxy statement for its 1997 Annual Meeting of Shareholders filed April 2, 1997.

(2) Incorporated herein by reference from Exhibit 3.2 to D&E's Registration Statement on Form 10 filed by D&E on April 30, 1993.